EXHIBIT 99.1

Meaghan Lloyd to Stand for Election to Trimble’s Board of Directors

SUNNYVALE, Calif., March 22, 2016—Trimble (NASDAQ: TRMB) announced today that Meaghan Lloyd has agreed to stand for election to serve on its Board of Directors. The election will be held at Trimble’s Annual Shareholders Meeting on May 2, 2016.

Meaghan Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance and commercial projects. She joined the firm in 2000 as a designer, became chief of staff in 2006 and was named a partner in 2009. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013-2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Masters of Architecture from Yale University. She is a board member of Turnaround Arts California.

“We are pleased that Meaghan has agreed to stand for election to Trimble’s Board of Directors,” said Steven W. Berglund, president and CEO of Trimble. “Meaghan brings significant domain expertise in the application of technology to the architectural, engineering and construction market. Her insights to the board will contribute to the continued extension of our vision of using the constructible model to achieve transformative benefits in the AEC market.”

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information, visit: www.trimble.com.